As filed with the Securities and Exchange Commission on December 28, 2021

Registration Statement Nos. 333-62830

Registration Statement Nos. 333-90395

Registration Statement Nos. 333-108947

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-62830

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-90395

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-108947

ON FORM S-1

UNDER THE SECURITIES ACT OF 1933

CBL & ASSOCIATES PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	6798	62-1545718
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

CBL Center

2030 Hamilton Place Blvd., Suite 500

Chattanooga, Tennessee 37421-6000

(423) 855-0001

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffery V. Curry

Chief Legal Officer and Secretary

CBL Center, Suite 500

2030 Hamilton Place Blvd.

Chattanooga, Tennessee 37421-6000

(423) 855-0001

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies To:

Steven R. Barrett, Esq. Husch Blackwell LLP 736 Georgia Avenue, Suite 300 Chattanooga, Tennessee 37402 (423) 266-5500	Yaacov M. Gross, Esq. Goulston & Storrs PC 885 Third Avenue, 18th Floor New York, New York 10022 (212) 878-6900

Approximate date of commencement of proposed sale to the public:  N/A  Removal from registration of securities that were not sold pursuant to these registration statements.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

CBL & Associates Properties, Inc.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

Explanatory Note/Deregistration of Securities

CBL & Associates Properties, Inc., a Delaware corporation (the “Registrant” or “CBL”), is filing these post-effective amendments on Form S-1 (the “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under the Registration Statements:

1.	Registration Statement No. 333-62830 on Form S-3, filed with the SEC on June 12, 2001.
2.	Registration Statement No. 333-90395 on Form S-3, filed with the SEC on November 5, 1999.
3.	Registration Statement No. 333-108947 on Form S-3, filed with the SEC on September 19, 2003.

As previously disclosed, beginning on November 1, 2020 (the “Commencement Date”), CBL and its Operating Partnership, CBL & Associates Limited Partnership, together with certain of its direct and indirect subsidiaries (collectively, the “Debtors”), filed voluntary petitions (the “Chapter 11 Cases”) under chapter 11 of title 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).   The Debtors’ Chapter 11 Cases were jointly administered for procedural purposes only under the caption In re CBL & Associates Properties, Inc., et al., Case No. 20-35226.  On August 11, 2021, the Bankruptcy Court entered an order, Docket No.1397 (Confirmation Order), confirming the Debtors’ Third Amended Joint Chapter 11 Plan of CBL & Associates Properties, Inc. and its Affiliated Debtors (With Technical Modifications) (as modified at Docket No. 1521, the “Plan”), and the Debtors emerged from the Chapter 11 bankruptcy proceeding on November 1, 2021 (the “Effective Date”).  On the Effective Date, all then outstanding debt and equity securities of the Debtors were cancelled pursuant to the Plan. These Post-Effective Amendments are being filed as a result of the Registrant’s reorganization and the cancellation of its equity securities.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.  This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused these Post-Effective Amendments on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on December 28, 2021.

CBL & ASSOCIATES PROPERTIES, INC.

By:	/s/ Jeffery V. Curry
Name: Jeffery V. Curry
Title: Chief Legal Officer and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.